Exhibit 99.1

Ollie’s Bargain Outlet Holdings, Inc. Reports
Record Fourth Quarter and Fiscal 2020 Financial Results

Company Announces $100M Increase in Share Repurchase Authorization

Fourth Quarter Total Net Sales Increase 22.1%
Comparable Store Sales Increase 8.8%
Diluted EPS Increases 27.3% to $0.98; Adjusted Diluted EPS
Increases 31.1% to $0.97

Full-Year Total Net Sales Increase 28.4%
Comparable Store Sales Increase 15.6%
Diluted EPS Increases 72.0% to $3.68; Adjusted Diluted EPS
Increases 61.2% to $3.16

HARRISBURG, PA – March 18, 2021 – Ollie’s Bargain Outlet Holdings, Inc. (NASDAQ: OLLI) (the “Company”) today reported financial results for the fourth quarter and full-year fiscal 2020.

Fourth Quarter Summary:

•	Total net sales increased 22.1% to $515.8 million.

•	Comparable store sales increased 8.8%.

•	The Company opened 4 new stores and closed one location, ending the quarter with 388 stores in 25 states, a year-over-year increase in store count of 12.5%.

•	Operating income increased 31.2% to $84.7 million. Adjusted operating income(1) increased 31.7% to $84.5 million and adjusted operating margin(1) increased 120 basis points to 16.4%.

•	Net income increased 28.6% to $64.7 million and net income per diluted share increased 27.3% to $0.98.

•	Adjusted net income(1) increased 31.0% to $63.8 million and adjusted net income per diluted share(1) increased 31.1% to $0.97.

•	Adjusted EBITDA(1) increased 32.9% to $92.1 million and adjusted EBITDA margin(1) increased 150 basis points to 17.9%.

John Swygert, President and Chief Executive Officer, stated, “We delivered a record fourth quarter performance, capping off the best full-year results in Ollies’ 38-year history. Sales increased 22%, driven by new store growth, exceptional productivity and an 8.8% comparable store sales increase. This strong top-line sales growth, combined with gross margin expansion and tight expense control, drove 31% adjusted EPS growth in the quarter. Our incredible performance reflects the strength and responsiveness of our business model as well as outstanding execution by our team. I am very grateful for the extraordinary contributions and dedication of the entire Ollie’s family who have worked tirelessly during a challenging year while prioritizing the health and safety of our customers and each other.”

Mr. Swygert continued, “Throughout this year we successfully leveraged our expertise and relationships in the closeout industry to secure the very best deals for our customers’ changing needs. Our deal flow remains as strong as ever and we will continue to choose only the best deals for our customers. Comparable store sales growth is tracking in the high-single digits quarter-to-date. We are pleased with our current sales trends and believe we are well-positioned to deliver solid first quarter performance. We feel great about the underlying business trends and will continue to manage our business with the same resolve and flexibility that drove our success in fiscal 2020. Based on our proven business model, our strong financial position, and the opportunities in front of us, we are bullish on our ability to drive profitable growth and deliver on our long-term growth algorithm into the future. It is this confidence and our ongoing commitment to increasing shareholder value that has us excited to announce another $100 million increase in our share buyback program.”

Fiscal Year Summary:

•	Total net sales increased 28.4% to $1.809 billion.

•	Comparable store sales increased 15.6%.

•	The Company opened 46 new stores in fiscal 2020.

•	Operating income increased 61.5% to $277.5 million. Adjusted operating income(1) increased 62.3% to $277.3 million and adjusted operating margin(1) increased 320 basis points to 15.3%.

•	Net income increased 72.0% to $242.7 million and net income per diluted share increased 72.0% to $3.68.

•	Adjusted net income(1) increased 61.1% to $208.0 million and adjusted net income per diluted share(1) increased 61.2% to $3.16.

•	Adjusted EBITDA(1) increased 56.4% to $306.5 million and adjusted EBITDA margin(1) increased 300 basis points to 16.9%.

(1)
As used throughout this release, adjusted operating income, adjusted net income, adjusted net income per diluted share, EBITDA and adjusted EBITDA are not measures recognized under U.S. generally accepted accounting principles (“GAAP”). Please see the accompanying financial tables which reconcile GAAP to these non-GAAP measures.

Increase in Share Repurchase Authorization

On March 16, 2021, the Board of Directors of the Company authorized a $100.0 million increase in the Company’s share buyback program, resulting in $200.0 million approved for share repurchases through these programs which expire on January 13, 2023, subject to extension or earlier termination by the Board of Directors at any time. The Company has an additional $59.7 million remaining on a previous share repurchase program that expires on March 26, 2021.

The shares may be purchased from time to time in open market transactions (including blocks), privately negotiated transactions, accelerated share repurchase programs or other derivative transactions, issuer self-tender offers or any combination of the foregoing. The timing of repurchases and the actual amount purchased will depend on a variety of factors, including the market price of the Company’s shares, general market and economic conditions, and other corporate considerations.

Repurchases may be made pursuant to plans intended to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, which could allow the Company to purchase its shares during periods when it otherwise might be prevented from doing so under insider trading laws or because of self-imposed trading blackout periods. Repurchases are expected to be funded from cash on hand or through the utilization of the Company’s revolving credit facility. The increased repurchase authorization does not require the purchase of a specific number of shares.

Fiscal 2021 Guidance

In the first quarter of fiscal 2020, the Company announced it would not provide guidance given the uncertainties regarding the duration and severity of the impact of COVID-19. Considering continued uncertainties regarding the pace of economic recovery and consumer demand amidst the ongoing pandemic, the Company is similarly not providing guidance for fiscal 2021.

Fourth Quarter Results

Net sales increased 22.1% to $515.8 million in the fourth quarter of fiscal 2020 as compared with net sales of $422.4 million in the fourth quarter of fiscal 2019. The increase in net sales was driven by new store unit growth and strong performance and a comparable store sales increase of 8.8%. The performance reflects the Company’s ability to effectively respond to consumer needs in the period, creating a strong alignment between a value-driven merchandise assortment and customer demand. The Company also benefited from consumer spending in response to federal stimulus funds as part of the recently enacted COVID-Related Tax Relief Act of 2020 and increased consumer spending in its stores driven by a shift in spend from COVID-impacted categories, such as travel, dining and experiences, to retail.

Gross profit increased 23.6% to $204.7 million in the fourth quarter of fiscal 2020 from $165.5 million in the fourth quarter of fiscal 2019. Gross margin increased 50 basis points to 39.7% in the fourth quarter of fiscal 2020 from 39.2% in the fourth quarter of fiscal 2019. The increase in gross margin in the fourth quarter of fiscal 2020 was driven by improvement in the merchandise margin and leveraging of supply chain costs due to the significant increase in sales.

Selling, general and administrative expenses increased 20.3% to $114.2 million in the fourth quarter of fiscal 2020 from $94.9 million in the fourth quarter of fiscal 2019, primarily driven by an increased number of stores and higher store payroll and variable selling expenses to support the increase in sales as well as increased incentive compensation. Included in selling, general and administrative expenses in the fourth quarter of fiscal 2020 and fiscal 2019 is $0.2 million and $0.5 million, respectively, related to gains from insurance settlements. Excluding the gains, selling, general and administrative expenses increased to $114.4 million in the fourth quarter of fiscal 2020 from $95.4 million in the fourth quarter of fiscal 2019.

As a percentage of net sales, selling, general and administrative expenses, exclusive of the insurance settlements gains, decreased 40 basis points to 22.2% in the fourth quarter of fiscal 2020 from 22.6% in the fourth quarter of fiscal 2019. The decrease was primarily due to significant leverage in occupancy and other costs from the strong increase in comparable store sales in addition to continued tight expense controls throughout the organization. This leverage was partially offset by certain increased expenses, such as premium and incentive pay, associated with operating through the COVID-19 pandemic.

Operating income increased 31.2% to $84.7 million in the fourth quarter of fiscal 2020 from $64.6 million in the fourth quarter of fiscal 2019. Excluding the gains from the insurance settlements, adjusted operating income(1) increased 31.7% to $84.5 million in the fourth quarter of fiscal 2020 from $64.1 million in the fourth quarter of fiscal 2019. Adjusted operating margin(1) increased 120 basis points to 16.4% in the fourth quarter of fiscal 2020 from 15.2% in the fourth quarter of fiscal 2019, primarily as a result of the increase in gross margin and the leveraging of expense components due to the increase in comparable store sales.

Net income increased 28.6% to $64.7 million, or $0.98 per diluted share, in the fourth quarter of fiscal 2020 as compared with net income of $50.3 million, or $0.77 per diluted share, in the fourth quarter of fiscal 2019. Diluted earnings per share in the fourth quarter of fiscal 2020 and fiscal 2019 included a benefit of $0.01 and $0.02, respectively, due to excess tax benefits related to stock-based compensation. Adjusted net income(1), which excludes these benefits and the after-tax gains from the insurance settlements, increased 31.0% to $63.8 million, or $0.97 per diluted share, in the fourth quarter of fiscal 2020 from $48.7 million, or $0.74 per diluted share, in the fourth quarter of fiscal 2019.

Adjusted EBITDA(1) increased 32.9% to $92.1 million in the fourth quarter of fiscal 2020 from $69.3 million in the fourth quarter of fiscal 2019. Adjusted EBITDA margin(1) increased 150 basis points to 17.9% in the fourth quarter of fiscal 2020 from 16.4% in the fourth quarter of fiscal 2019. Adjusted EBITDA excludes the gains from the insurance settlements and non-cash stock-based compensation expense.

Fiscal 2020 Results

Net sales totaled $1.809 billion in fiscal 2020, an increase of 28.4% compared with net sales of $1.408 billion in fiscal 2019. The increase in net sales was driven by a comparable store sales increase of 15.6% and new store unit growth and strong performance.

Gross profit increased 30.2% to $723.4 million in fiscal 2020 from $555.6 million in fiscal 2019. Gross margin increased 50 basis points to 40.0% in fiscal 2020 from 39.5% in fiscal 2019. The increase in gross margin in fiscal 2020 was driven by improvement in the merchandise margin and leveraging of supply chain costs due to the significant increase in sales.

Selling, general and administrative expenses, exclusive of $0.2 million and $1.0 million gains from insurance settlements in fiscal 2020 and fiscal 2019, respectively, increased 17.4% to $419.1 million in fiscal 2020 from $357.1 million in fiscal 2019. This increase was primarily driven by an increased number of stores and higher store payroll and variable selling expenses to support the significant sales growth as well as increased incentive compensation. As a percentage of net sales, selling, general and administrative expenses, exclusive of the insurance settlements gains, decreased 220 basis points to 23.2% in fiscal 2020 from 25.4% in fiscal 2019. The decrease was primarily due to significant leverage in occupancy and other costs from the strong increase in comparable store sales in addition to continued tight expense controls throughout the organization. This leverage was partially offset by certain increased expenses, such as premium and incentive pay, associated with operating through the COVID-19 pandemic.

Adjusted operating income(1), which excludes the gains from the insurance settlements, increased 62.3% to $277.3 million in fiscal 2020 compared with $170.8 million in fiscal 2019. Adjusted operating margin(1) increased 320 basis points to 15.3% in fiscal 2020 from 12.1% in fiscal 2019 primarily as a result of the increase in gross margin and the leveraging of all expense components due to the increase in comparable store sales.

Net income increased 72.0% to $242.7 million, or $3.68 per diluted share, in fiscal 2020 from $141.1 million, or $2.14 per diluted share, in fiscal 2019. Diluted earnings per share in fiscal 2020 and fiscal 2019 included a benefit of $0.52 and $0.17, respectively, due to excess tax benefits related to stock-based compensation. Adjusted net income(1), which excludes these benefits and the after-tax gains from the insurance settlements, increased 61.1% to $208.0 million, or $3.16 per diluted share, in fiscal 2020 from $129.1 million, or $1.96 per diluted share, in fiscal 2019.

Adjusted EBITDA (1) increased 56.4% to $306.5 million in fiscal 2020 from $196.0 million in fiscal 2019. Adjusted EBITDA margin(1) increased 300 basis points to 16.9% in fiscal 2020 from 13.9% in fiscal 2019.

Balance Sheet and Cash Flow Highlights

The Company's cash and cash equivalents balance as of the end of fiscal 2020 was $447.1 million compared with $90.0 million as of the end of fiscal 2019. The Company had no borrowings outstanding under its $100 million revolving credit facility and $92.0 million of availability under the facility as of the end of fiscal 2020. The Company ended the period with total borrowings, consisting solely of finance lease obligations, of $1.0 million compared with total borrowings of $0.8 million as of the end of fiscal 2019.

Inventories as of the end of fiscal 2020 increased 5.5% to $353.7 million compared with $335.2 million as of the end of fiscal 2019, primarily due to an increased number of stores, partially offset by heightened levels of sales productivity throughout the fourth quarter of fiscal 2020 as well as the Company’s continuing focus on initiatives to reduce inventory levels.

Capital expenditures in fiscal 2020, primarily for new and existing stores, totaled $30.5 million compared with $77.0 million in fiscal 2019. Prior year expenditures included approximately $43 million invested in the construction of the Company’s third distribution center.

Conference Call Information

A conference call to discuss fourth quarter and full-year fiscal 2020 financial results is scheduled for today, March 18, 2021, at 4:30 p.m. Eastern Time. Investors and analysts can participate on the conference call by dialing (800) 219-7052 or (574) 990-1029 and using conference ID #6897141. Interested parties can also listen to a live webcast or replay of the conference call by logging on to the investor relations section on the Company’s website at http://investors.ollies.us/. The replay of the conference call webcast will be available at the investor relations website for one year.

About Ollie’s

We are a highly differentiated and fast growing, extreme value retailer of brand name merchandise at drastically reduced prices. We are known for our assortment of merchandise offered as Good Stuff Cheap®. We offer name brand products, Real Brands! Real Bargains!®, in every department, including housewares, food, books and stationery, bed and bath, floor coverings, toys, health and beauty aids and other categories. We currently operate 394 stores in 25 states throughout half of the United States. For more information, visit www.ollies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections, the outlook for the Company’s future business, prospects, financial performance, including our fiscal 2021 business outlook or financial guidance, and industry outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including, but not limited to, legislation, national trade policy, and the following: our failure to adequately procure and manage our inventory or anticipate consumer demand; changes in consumer confidence and spending; risks associated with intense competition; our failure to open new profitable stores, or successfully enter new markets, on a timely basis or at all; the risks associated with doing business with international manufacturers and suppliers including, but not limited to, potential increases in tariffs on imported goods; outbreak of viruses or widespread illness, including the continued impact of COVID-19 and continuing or renewed regulatory responses thereto; our inability to operate our stores due to civil unrest and related protests or disturbances; our failure to properly hire and to retain key personnel and other qualified personnel; risks associated with the timely and effective deployment, protection and defense of computer networks and other electronic systems, including email; our inability to obtain favorable lease terms for our properties; the failure to timely acquire, develop and open, the loss of, or disruption or interruption in the operations of, our centralized distribution centers; fluctuations in comparable store sales and results of operations, including on a quarterly basis; risks associated with our lack of operations in the growing online retail marketplace; risks associated with litigation, the expense of defense, and potential for adverse outcomes; our inability to successfully develop or implement our marketing, advertising and promotional efforts; the seasonal nature of our business; risks associated with natural disasters, whether or not caused by climate change; changes in government regulations, procedures and requirements; and our ability to service indebtedness and to comply with our financial covenants together with each of the other factors set forth under “Risk Factors” in our filings with the United States Securities and Exchange Commission (“SEC”). Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Ollie’s undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and SEC filings.

Investor Contact:
Jean Fontana
ICR
646-277-1214
Jean.Fontana@icrinc.com

Media Contact:
Tom Kuypers
Senior Vice President – Marketing & Advertising
717-657-2300
tkuypers@ollies.us

Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Statements of Income

(In thousands except for per share amounts)

(Unaudited)

	13 Weeks	13 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	January 30,	February 1,	January 30,	February 1,
	2021	2020	2021	2020

Net sales	$515,763	$422,431	$1,808,821	$1,408,199
Cost of sales	311,106	256,891	1,085,455	852,610
Gross profit	204,657	165,540	723,366	555,589
Selling, general and administrative expenses	114,190	94,897	418,889	356,060
Depreciation and amortization expenses	4,409	3,895	16,705	14,582
Pre-opening expenses	1,349	2,161	10,272	13,092
Operating income	84,709	64,587	277,500	171,855
Interest income, net	(76)	(219)	(278)	(878)
Income before income taxes	84,785	64,806	277,778	172,733
Income tax expense	20,125	14,519	35,082	31,603
Net income	$64,660	$50,287	$242,696	$141,130
Earnings per common share:
Basic	$0.99	$0.80	$3.75	$2.23
Diluted	$0.98	$0.77	$3.68	$2.14
Weighted average common shares outstanding:
Basic	65,426	62,980	64,748	63,214
Diluted	66,096	65,347	65,873	65,874

Percentage of net sales(1)
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	60.3	60.8	60.0	60.5
Gross profit	39.7	39.2	40.0	39.5
Selling, general and administrative expenses	22.1	22.5	23.2	25.3
Depreciation and amortization expenses	0.9	0.9	0.9	1.0
Pre-opening expenses	0.3	0.5	0.6	0.9
Operating income	16.4	15.3	15.3	12.2
Interest income, net	—	(0.1)	—	(0.1)
Income before income taxes	16.4	15.3	15.4	12.3
Income tax expense	3.9	3.4	1.9	2.2
Net income	12.5%	11.9%	13.4%	10.0%

(1) Components may not add to totals due to rounding.

Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	January 30,	February 1,
Assets	2021	2020
Current assets:
Cash and cash equivalents	$447,126	$89,950
Inventories	353,704	335,181
Accounts receivable	621	2,840
Prepaid expenses and other assets	7,316	5,567
Total current assets	808,767	433,538
Property and equipment, net	138,712	132,084
Operating lease right-of-use assets	380,546	352,684
Goodwill	444,850	444,850
Trade name	230,559	230,559
Other assets	2,421	2,532
Total assets	$2,005,855	$1,596,247
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$328	$273
Accounts payable	117,217	63,223
Income taxes payable	10,960	3,906
Current portion of operating lease liabilities	64,732	53,551
Accrued expenses and other	90,559	56,732
Total current liabilities	283,796	177,685
Revolving credit facility	-	-
Long-term debt	656	527
Deferred income taxes	65,064	59,401
Long-term operating lease liabilities	321,454	299,743
Other long-term liabilities	4	6
Total liabilities	670,974	537,362
Stockholders’ equity:
Common stock	66	64
Additional paid-in capital	648,949	615,350
Retained earnings	726,267	483,571
Treasury - common stock	(40,401)	(40,100)
Total stockholders’ equity	1,334,881	1,058,885
Total liabilities and stockholders’ equity	$2,005,855	$1,596,247

Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	13 Weeks	13 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	January 30,	February 1,	January 30,	February 1,
	2021	2020	2021	2020
Net cash provided by operating activities	$125,340	$91,072	$361,254	$105,344
Net cash used in investing activities	(4,617)	(12,323)	(30,448)	(34,124)
Net cash provided by (used in) financing activities	878	1,100	26,370	(33,211)
Net increase in cash and cash equivalents	121,601	79,849	357,176	38,009
Cash and cash equivalents at the beginning of the period	325,525	10,101	89,950	51,941
Cash and cash equivalents at the end of the period	$447,126	$89,950	$447,126	$89,950

Ollie’s Bargain Outlet Holdings, Inc.
Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

(Dollars in thousands)

(Unaudited)

The Company reports its financial results in accordance with GAAP. We have included the non-GAAP measures of adjusted operating income, EBITDA, adjusted EBITDA, adjusted net income and adjusted net income per diluted share in this press release as these are key measures used by our management and our board of directors to evaluate our operating performance and the effectiveness of our business strategies, make budgeting decisions, and evaluate compensation decisions. Management believes it is useful to investors and analysts to evaluate these non-GAAP measures on the same basis as management uses to evaluate the Company’s operating results. We believe that excluding items that may not be indicative of, or are unrelated to, our core operating results, and that may vary in frequency or magnitude from net income and net income per diluted share, enhances the comparability of our results and provides a better baseline for analyzing trends in our business.

The tables below reconcile the most directly comparable GAAP measure to non-GAAP financial measures: operating income to adjusted operating income, net income to adjusted net income, net income per diluted share to adjusted net income per diluted share, and net income to EBITDA and adjusted EBITDA.

Adjusted operating income excludes gains associated with insurance settlements. Adjusted net income and adjusted net income per diluted share exclude excess tax benefits related to stock-based compensation and the after-tax gains associated with the insurance settlements, both of which may not occur with the same frequency or magnitude in future periods. We define EBITDA as net income before net interest income or expense, depreciation and amortization expenses and income taxes. Adjusted EBITDA represents EBITDA as further adjusted for non-cash stock-based compensation expense as well as the aforementioned gains from insurance settlements.

Non-GAAP financial measures should be viewed as supplementing, and not as an alternative to or substitute for, the Company’s financial results prepared in accordance with GAAP. Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the Company's financial position, results of operations and cash flows and should therefore be considered in assessing the Company's actual financial condition and performance. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.

Reconciliation of GAAP operating income to adjusted operating income

	13 Weeks	13 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	January 30,	February 1,	January 30,	February 1,
	2021	2020	2021	2020
Operating income	$84,709	$64,587	$277,500	$171,855
Gain from insurance settlements	(247)	(464)	(247)	(1,029)
Adjusted operating income	$84,462	$64,123	$277,253	$170,826

Ollie’s Bargain Outlet Holdings, Inc.
Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands except for per share amounts)

(Unaudited)

Reconciliation of GAAP net income to adjusted net income

	13 Weeks	13 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	January 30,	February 1,	January 30,	February 1,
	2021	2020	2021	2020
Net income	$64,660	$50,287	$242,696	$141,130
Gain from insurance settlements	(247)	(464)	(247)	(1,029)
Adjustment to provision for income taxes (1)	62	118	62	262
Excess tax benefits related to stock-based compensation (2)	(691)	(1,262)	(34,469)	(11,230)
Adjusted net income	$63,784	$48,679	$208,042	$129,133

(1)
The effective tax rate used for the adjustment to the provision for income taxes was the normalized effective tax rate in the quarter in which the related costs (gains from insurance settlements) were incurred.

(2)	Amount represents the impact from the recognition of excess tax benefits pursuant to Accounting Standards Update 2016-09, Stock Compensation.

Reconciliation of GAAP net income per diluted share to adjusted net income per diluted share

	13 Weeks	13 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	January 30,	February 1,	January 30,	February 1,
	2021	2020	2021	2020
Net income per diluted share	$0.98	$0.77	$3.68	$2.14
Adjustments as noted above, per dilutive share:
Gain from insurance settlements, net of taxes	-	(0.01)	-	(0.01)
Excess tax benefits related to stock-based compensation	(0.01)	(0.02)	(0.52)	(0.17)
Adjusted net income per diluted share (1)	$0.97	$0.74	$3.16	$1.96

Diluted weighted-average common shares outstanding	66,096	65,347	65,873	65,874

(1) Totals may not foot due to rounding.

Ollie’s Bargain Outlet Holdings, Inc.
Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

(Dollars in thousands)

(Unaudited)

Reconciliation of GAAP net income to EBITDA and adjusted EBITDA

	13 Weeks	13 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	January 30,	February 1,	January 30,	February 1,
	2021	2020	2021	2020
Net income	$64,660	$50,287	$242,696	$141,130
Interest income, net	(76)	(219)	(278)	(878)
Depreciation and amortization expenses	5,899	4,725	22,746	17,853
Income tax expense	20,125	14,519	35,082	31,603
EBITDA	90,608	69,312	300,246	189,708
Gain from insurance settlements	(247)	(464)	(247)	(1,029)
Non-cash stock-based compensation expense	1,746	447	6,501	7,302
Adjusted EBITDA	$92,107	$69,295	$306,500	$195,981

Key Statistics

	13 Weeks	13 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	January 30,	February 1,	January 30,	February 1,
	2021	2020	2021	2020

Number of stores open at beginning of period	385	345	345	303
Number of new stores	4	-	46	42
Number of closed stores	(1)	-	(4)	-
Number of stores re-opened	-	-	1	-
Number of stores open at end of period	388	345	388	345

Average net sales per store (in thousands) (1)	$1,321	$1,220	$4,866	$4,234
Comparable stores sales change	8.8%	(4.9)%	15.6%	(2.1)%
Comparable store count – end of period	339	288	339	288

(1)	Average net sales per store represents the weighted average of total net weekly sales divided by the number of stores open at the end of each week for the respective periods presented.